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Exhibit 99.2

SUPPLEMENTAL REGULATION FD INFORMATION

        In this supplemental information, "PanAmSat", "the Company", "we", "us" and "our" refer to PanAmSat Corporation and its subsidiaries, unless the context otherwise requires or it is otherwise indicated; and "The DIRECTV Group" refers to The DIRECTV Group, Inc.

        Pursuant to agreements entered into in April and May 2004, affiliates of Kohlberg Kravis Roberts & Co. L.P., or KKR, The Carlyle Group, or Carlyle, and Providence Equity Partners, Inc., or Providence, agreed to enter into a series of transactions that will result in an entity affiliated with KKR owning approximately 44% of our outstanding common stock and entities affiliated with Carlyle and Providence each owning approximately 27% of our common stock, with the remainder held by certain members of management. We collectively refer to KKR, Carlyle and Providence as the "Sponsors" in this supplemental information.

        On April 20, 2004, we entered into a definitive transaction agreement with The DIRECTV Group, the beneficial holder of 80.4% of our common stock, a merger subsidiary formed by The DIRECTV Group ("Merger Sub") and Constellation LLC ("Constellation"), an affiliate of KKR. Subsequent to that date, Carlyle and Providence entered into an agreement with Constellation to purchase a portion of our equity that was to be acquired by it. The transaction agreement provides for the merger (the "Merger") of Merger Sub with and into us with the Company surviving the Merger, and the cash-out of our publicly traded shares, the repurchase by us of a portion of the shares of our common stock beneficially owned by The DIRECTV Group (the "Repurchase") and the subsequent sale of all of our remaining shares of common stock beneficially held by The DIRECTV Group to affiliates of the Sponsors (collectively, the "Acquisition"). The Merger, Repurchase, Acquisition and related financing transactions, together with our new contractual arrangements, are referred to collectively as the "Transactions". The aggregate transaction value of the Acquisition, including the assumption of indebtedness, premiums and fees and expenses, is approximately $4.6 billion (subject to closing adjustments, including a $250 million purchase price reduction in the event certain contractual arrangements are not entered into by closing), including approximately $550 million of equity expected to be provided by the Sponsors and certain members of management.

        After the Transactions, we expect to have indebtedness of approximately $4.0 billion outstanding (including amounts under a revolving credit facility), consisting of:

  •
  new senior secured credit facilities with $2,660 million of term loans and a $250 million revolving credit facility;

  •
  up to $1,010 million of new senior unsecured indebtedness; and

  •
  approximately $275 million of existing senior secured notes.

        We expect to enter into new contractual arrangements with affiliates of The DIRECTV Group in connection with the Transactions that would have increased our approximate $4.52 billion contracted backlog as of June 30, 2004 by approximately $659 million. Of this incremental contracted backlog, $450 million relates to a contractual arrangement that is not required to be in place at the time of the completion of the Transactions or at all. However, in the event this agreement is not entered into, the amount payable to The DIRECTV Group under the transaction agreement would be reduced by $250 million, our debt would be reduced by $250 million, we would not be required to make any of the related capital expenditures and the related backlog would not materialize. If this agreement is entered into by March 31, 2005, we would pay $250 million to The DIRECTV Group, funded by borrowings under our new credit facilities.

        Approximately $374 million of our contracted backlog as of June 30, 2004 was contracted for receipt in the remaining six months of 2004. Our contracted backlog as of June 30, 2004 also included approximately $1.1 billion relating to future services on satellites we expect to launch. Approximately $1.5 billion of our contracted backlog as of June 30, 2004, represents aggregate contracted backlog from News Corporation, The DIRECTV Group and their affiliates. As of June 30, 2004, our contracted backlog was comprised of the following:

Contracted Backlog
June 30, 2004
(In billions)
Category:
Video services	$3.80
Network services	0.61
Government services	0.08
Other	0.03

Total	$4.52

RECENT DEVELOPMENTS

Certain Financial Results

	Three Months Ended June 30,		Six Months Ended June 30,
					Twelve Months Ended June 30, 2004
	2003	2004	2003	2004
	(In thousands)
Certain Financial Data:
Total revenues	$203,593	$206,825	$403,349	$412,255	$839,917
Net income (loss)	30,298	10,666	61,156	(21,263)	17,113
EBITDA(1)	149,360	115,829	297,902	162,241	455,346
Adjusted EBITDA(1)	159,868	155,224	314,922	310,490	628,615
Capital expenditures	21,663	62,202	54,744	83,886	133,224
Balance Sheet Data (at end of period):
Cash and cash equivalents					$627,751
Short-term investments					9,958
Total debt					1,350,000

(1)
A reconciliation of net income (loss) to EBITDA and of EBITDA to Adjusted EBITDA is presented below.

Three months ended June 30, 2004 compared to three months ended June 30, 2003

        Our total revenues for the three months ended June 30, 2004 were $206.8 million. Operating lease revenues constituted $202.7 million, or 98% of total revenues for the three months ended June 30, 2004, up from $199.4 million, or 98% of our total revenues for the three months ended June 30, 2003. The increase in operating lease revenues was primarily attributable to additional government services revenues related to our G2 segment and an increase in network services revenues related to data services within the Middle East and VSAT applications in North America. These increases were partially offset by lower video services revenues primarily due to customer credit-related issues.

        Our net income for the three months ended June 30, 2004 was $10.7 million, down from $30.3 million for the three months ended June 30, 2003. The decrease in net income was primarily attributable to the $29.6 million pre-tax charge ($18.8 million after tax) recorded in relation to the write-off of a customer's long and short-term receivable balances during the second quarter of 2004, as described below, and a pre-tax charge of $5.5 million ($3.5 million after tax) recorded within interest expense as a result of the write-off of debt issuance costs related to the Term B-1 Facility during the second quarter of 2004, as described below.

        Our EBITDA and Adjusted EBITDA for the three months ended June 30, 2004 were $115.8 million and $155.2 million, respectively, down from $149.4 million and $159.9 million, respectively, for the three months ended June 30, 2003. The decrease in EBITDA was due primarily to the $29.6 million pre-tax charge described above.

Six months ended June 30, 2004 compared to six months ended June 30, 2003

        Our total revenues for the six months ended June 30, 2004 were $412.3 million. Operating lease revenues constituted $403.9 million, or 98% of total revenues for the six months ended June 30, 2004, up from $394.8 million, or 98% of our total revenues for the six months ended June 30, 2003. The increase in operating lease revenues was primarily attributable to additional government services revenues related to our G2 segment, an increase in network services revenues related to network resellers, data services within the Middle East and additional revenues related to VSAT applications in North America. These increases were partially offset by lower video services revenues recorded primarily due to customer credit-related issues.

        During the six months ended June 30, 2004, we recorded a net loss of $21.3 million, down from net income of $61.2 million for the six months ended June 30, 2003. This decrease in net income was primarily attributable to the pre-tax impairment charge on our PAS-6 satellite of $99.9 million recorded in the first quarter of 2004 and the charges noted above recorded during the second quarter of 2004.

        Our EBITDA and Adjusted EBITDA for the six months ended June 30, 2004 were $162.2 million and $310.5 million, respectively, down from $297.9 million and $314.9 million, respectively, for the six months ended June 30, 2003. This decrease in EBITDA was due primarily to the pre-tax impairment charge on our PAS-6 satellite of $99.9 million recorded in the first quarter of 2004 and the charges noted above, which were recorded during the second quarter of 2004.

Other

        As of June 30, 2004, we had cash and cash equivalents and short-term investments totaling $637.7 million and total debt outstanding of $1.35 billion, after the repayment of our Term B-1 Facility in June 2004. As of June 30, 2004, we had contracted backlog for future services of $4.52 billion, which was down from $4.73 billion as of March 31, 2004. This decrease was due to an $80.4 million reduction to contracted backlog as a result of the customer termination described below and a $135 million net reduction to contracted backlog as a result of customer activity during the three months ended June 30, 2004 (primarily resulting from customer billings during the quarter, partially offset by net new contracted backlog recorded as a result of the execution of customer contracts).

Ratio of total indebtedness to Adjusted EBITDA

        For the twelve months ended June 30, 2004, we had EBITDA and Adjusted EBITDA of $455.4 million and $628.6 million, respectively. EBITDA and Adjusted EBITDA for the twelve months ended June 30, 2004 have been calculated by adding the respective amounts for the six months ended June 30, 2004 and the respective amounts for the year ended December 31, 2003 and subtracting the respective amounts for the six months ended June 30, 2003. As of June 30, 2004, we would have had total indebtedness of $4.0 billion after giving effect to the Transactions. Our ratio of this total indebtedness to Adjusted EBITDA for the twelve months ended June 30, 2004 was approximately 6.4x.

Reconciliation of net income (loss) to EBITDA and EBITDA to Adjusted EBITDA

        EBITDA, a measure used by management to measure operating performance, is defined as net income plus net interest expense, income tax expense (benefit) and depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted to give effect to adjustments required in calculating covenant ratios and compliance under our anticipated financing agreements. EBITDA and

Adjusted EBITDA are not presentations made in accordance with GAAP, are not measures of financial condition or profitability, and should not be considered as an alternative to (1) net income (loss) determined in accordance with GAAP or (2) operating cash flows determined in accordance with GAAP. Additionally, EBITDA and Adjusted EBITDA are not intended to be measures of free cash flow for management's discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements. We believe that the inclusion of EBITDA and Adjusted EBITDA is appropriate to provide additional information to investors about certain material non-cash items and the calculation of certain financial covenants in our anticipated financing agreements. Adjusted EBITDA is a material component of these covenants. For instance, our anticipated financing agreements contain financial ratios that are calculated by reference to Adjusted EBITDA. Non-compliance with the financial ratio maintenance covenants contained in our anticipated financing agreements could result in the requirement to immediately repay all amounts outstanding under such arrangements, while non-compliance with the debt incurrence ratio contained in our anticipated financing agreements would prohibit us from being able to incur additional indebtedness other than pursuant to specified exceptions. While management believes that these measures provide useful information to investors, the SEC may require that EBITDA and Adjusted EBITDA be presented differently or not at all in filings made with the SEC. Because not all companies use identical calculations, these presentations of EBITDA and Adjusted EBITDA may not be comparable to other similarly titled measures of other companies. The following table sets forth a reconciliation of net income (loss) to EBITDA and EBITDA to Adjusted EBITDA for the periods indicated.

	Three Months Ended June 30,		Six Months Ended June 30,
					Twelve Months Ended June 30, 2004
	2003	2004	2003	2004
	(In thousands)
Reconciliation of Net Income (loss) to EBITDA:
Net income (loss)	$30,298	$10,666	$61,156	$(21,263)	$17,113
Interest expense, net	33,132	33,623	67,407	64,709	140,934
Income tax expense (benefit)	11,021	228	22,163	(27,852)	(15,005)
Depreciation and amortization	74,909	71,312	147,176	146,647	312,304

EBITDA	$149,360	$115,829	$297,902	$162,241	$455,346

Reconciliation of EBITDA to Adjusted EBITDA:
EBITDA	$149,360	$115,829	$297,902	$162,241	$455,346
Adjustment of sales-type leases to operating leases(a)	5,639	6,313	11,136	12,403	24,125
Satellite impairment(b)	—	—	—	99,946	99,946
Restructuring charges(c)	663	573	663	2,428	5,992
Reserves for long-term receivables and sales-type lease adjustments(d)	—	28,146	2,112	28,146	25,402
Reversal of allowance for customer credits(e)	2,700	2,700	2,700	5,400	10,800
Investments(f)	—	—	—	—	1,800
Other items(g)	1,506	1,663	409	(74)	5,204

Adjusted EBITDA	$159,868	$155,224	$314,922	$310,490	$628,615

(a)
For all periods presented, adjustment of sales-type leases to operating leases represents the principal portion of the periodic sales-type lease payments that are recorded against the principal balance outstanding. These amounts would have been recorded as operating lease revenues if these agreements had been accounted for as operating leases instead of sales-type leases. These adjustments have the effect of including the principal portion of our sales-type lease payments in the period during which cash is collected.

(b)
For all periods presented, satellite impairment represents the pre-tax impairment charge related to the anomalies experienced by our PAS-6 satellite during the three months ended March 31, 2004, which resulted in this satellite being de-orbited on April 2, 2004.

(c)
Restructuring charges include severance costs, leasehold termination costs and other facility closure costs. For the three months ended June 30, 2003 and 2004, these amounts primarily represent severance costs related to our teleport consolidation. For the six months ended June 30, 2003, these amounts represent severance costs related to our teleport consolidation of $2.0 million offset partially by $1.3 million of restructuring credits related to the signing of sublease agreements for amounts higher than originally estimated. For the six months ended June 30, 2004, this amount represents severance costs related to our teleport consolidation of $1.0 million and leasehold termination costs related to our facilities restructuring plan of $1.4 million. For the twelve months ended June 30, 2004, these amounts represent severance costs related to our teleport consolidation of $3.2 million, severance costs of $1.4 million related to the reduction in our workforce in the three months ended December 31, 2003, and $1.4 million of leasehold termination costs related to our facilities restructuring plan.

(d)
For all periods presented, reserves for long-term receivables and sales-type lease adjustments represent the amount of customer-related long-term receivables that were evaluated as uncollectible and were partially or fully reserved for during the period. For the three and six months ended June 30, 2004, the amount relates to the write-off of the long-term receivable balances due from a customer (described below). The twelve months ended June 30, 2004 amount consists of the adjustment for the write-off of the long-term receivable balances due from a customer of $28.1 million, partially offset by the receipt of customer payments related to amounts previously reserved for.

(e)
For all periods presented, we recorded an allowance for customer credits related to receivables from a customer affiliated with News Corporation as collectability was not reasonably assured. In connection with the Transactions, we expect The DIRECTV Group or News Corporation to guarantee the obligations under these contracts. The adjustments represent the amount of revenues that would have been recognized had the allowance for customer credits not been recorded.

(f)
For the twelve months ended June 30, 2004, we reserved for an investment that is accounted for using the cost method to reflect our assessment of its current market values.

(g)
For the three months ended June 30, 2003, other items consist of (i) $1.0 million of transaction costs related to acquisitions not consummated and (ii) $0.5 million of non-cash stock compensation expense. For the three months ended June 30, 2004, other items consist of (i) $0.8 million of transaction costs related to acquisitions not consummated, (ii) $0.7 million of non-cash stock compensation expense and (iii) $0.1 million of loss from an investment accounted for by the equity method. For the six months ended June 30, 2003, other items consist of (i) $1.3 million of transaction costs related to acquisitions not consummated and (ii) $0.5 million of non-cash stock compensation expense, offset by $1.4 million of gain related to the termination of the Galaxy 8-iR construction contract. For the six months ended June 30, 2004, other items consist of (i) $1.4 million of gain for disposal of assets and (ii) $1.3 million of reserve adjustments, offset by (x) $1.4 million of non-cash stock compensation expense, (y) $0.9 million of transaction costs related to transactions not consummated and (z) $0.3 million of loss from an investment accounted for by the equity method. For the twelve months ended June 30, 2004, other items consist of (i) $2.5 million of non-cash stock compensation expense, (ii) $2.2 million of management retention bonuses, (iii) $1.4 million of transaction costs related to acquisitions not consummated, (iv) $0.2 million of loss from an investment accounted for by the equity method and (v) $0.1 million loss on disposal of assets, offset by $1.3 million of reserve adjustments.

Repayment of Term B-1 Facility

        In June 2004, we repaid the $349.1 million outstanding balance under our Term B-1 Facility from available cash on hand. In conjunction with this repayment, we recorded a charge of $5.5 million within interest expense as a result of the write-off of related debt issuance costs and a charge of $0.5 million within interest expense representing the amount accumulated within other comprehensive income related to an interest rate hedge entered into in connection with the Term B-1 Facility. The hedge liability was not impacted by the repayment of the Term B-1 Facility.

Customer Termination

        In July of 2004, we terminated our lease agreement with one of our customers due to non-payment of the customer's obligations to us through June 30, 2004. As a result, in the second quarter of 2004 we recorded a pre-tax charge of approximately $29.6 million related to the write-off of current and long-term receivable balances due from this customer. Prior to the termination, contracted backlog for future services and revenues contracted for receipt in the remaining six months of 2004 related to this customer were $80.4 million and $5.0 million, respectively.

New Commitments—Galaxy 16 and 17

        In April 2004, we committed to acquire a new satellite from Space System/Loral, which will replace our Galaxy 4R satellite and will be known as Galaxy 16. In June 2004, we paid The DIRECTV Group $28.5 million to reimburse them in full for amounts they previously paid on our behalf to the manufacturer of this satellite. Also in June 2004, we committed to purchase Galaxy 17, an on-ground spare for Galaxy 11, which will also serve as a spare to protect against launch failure of Galaxy 16. The aggregate commitment related to these construction agreements is approximately $200 million over the next two years.

Elimination of Restrictions on Insurance Proceeds

        During the first quarter of 2004 we received $286.9 million of insurance proceeds under the insurance policies for our Galaxy 11, PAS-1R and Galaxy 4R satellites. These proceeds were classified as restricted cash pursuant to the terms of our existing senior secured credit facilities until the restrictions were lifted in June 2004.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

        The following unaudited pro forma condensed consolidated financial statements have been developed by application of pro forma adjustments to the historical consolidated financial statements of PanAmSat appearing in our Quarterly Report on Form 10-Q for the three months ended March 31, 2004 and our Annual Report on Form 10-K for the year ended December 31, 2003, giving effect to accounting for the Transactions as a leveraged recapitalization, whereby the historical book value of the assets and liabilities of PanAmSat have been maintained. The unaudited pro forma condensed consolidated balance sheet gives effect to the Transactions, as if they had all occurred on March 31, 2004. The unaudited pro forma condensed consolidated statements of income for the fiscal year ended December 31, 2003 and the three months ended March 31, 2003 and 2004 give effect to the Transactions as if they all had occurred on January 1, 2003. The unaudited pro forma condensed consolidated financial data for the twelve months ended March 31, 2004, or the LTM period, has been derived by adding the pro forma condensed consolidated statements of income for the year ended December 31, 2003 to the three months ended March 31, 2004 and subtracting pro forma condensed consolidated statement of income for the three months ended March 31, 2003. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with these unaudited pro forma condensed consolidated financial statements.

        The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable under the circumstances. The unaudited pro forma financial information is presented for informational purposes only. The unaudited pro forma financial information does not purport to represent what the results of operations or financial condition of PanAmSat would have been had the Transactions actually occurred on the dates indicated, nor do they purport to project the results of operations or financial condition of PanAmSat for any future period or as of any future date. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with our consolidated financial statements and related notes.

PANAMSAT CORPORATION

Unaudited Pro Forma Condensed Consolidated Balance Sheet

(In thousands)

	As of March 31, 2004
	Historical	Pro Forma Adjustments		Pro Forma
Current Assets:
Cash and cash equivalents	$612,339	$(612,339	)(1)	$—
Short-term investments	10,013	(10,013	)(1)	—
Accounts receivable, net	71,008	—		71,008
Net investment in sales-type leases	23,707	—		23,707
Prepaid expenses and other current assets	21,931	—		21,931
Deferred income taxes	6,940	—		6,940

Total current assets	745,938	(622,352)		123,586
Satellites and other property and equipment, net	2,105,976	—		2,105,976
Net investment in sales-type leases	106,841	—		106,841
Goodwill, net	2,244,553	—		2,244,553
Restricted cash	287,041	(287,041	)(1)	—
Deferred charges and other assets, net	172,591	135,306	(2)	307,897

Total assets	$5,662,940	$(774,087)		$4,888,853

Current Liabilities:
Accounts payable and accrued liabilities	$60,125	$—		$60,125
Current portion of long-term debt	278,500	(204,550	)(3)	73,950
Current portion of satellite incentive obligations	13,476	—		13,476
Accrued interest payable	19,660	(15,074	)(4)	4,586
Deferred gains and revenues	24,322	—		24,322

Total current liabilities	396,083	(219,624)		176,459
Long-term debt	1,420,625	2,583,527	(3)	4,004,152
Deferred income taxes	399,261	(387,462	)(5)	11,799
Deferred credits and other (principally customer deposits and deferred revenues)	296,807	(55,437	)(6)	241,370

Total liabilities	$2,512,776	$1,921,004		$4,433,780

Stockholders' Equity:
Total stockholders' equity	3,150,164	(2,695,091	)(7)	455,073

Total liabilities and stockholders' equity	$5,662,940	$(774,087)		$4,888,853

See the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

PANAMSAT CORPORATION

Notes to Unaudited Pro Forma Condensed Consolidated Balance Sheet

(In thousands)

(1)
The pro forma financial data have been derived by the application of pro forma adjustments to our unaudited consolidated balance sheet as of March 31, 2004. The sources and uses of funds related to our leveraged recapitalization are as follows:

Sources:
New Term Loan A Facility(a)	$800,000
New Term Loan B Facility	1,860,000
New senior unsecured indebtedness	1,010,000
Borrowings under new revolving credit facility(b)	133,102
Expected payment to be made by The DIRECTV Group or News Corporation	2,700
Conversion of short-term investments to cash	10,013
Use of restricted cash which was released from restriction in June 2004	287,041

Total sources	$4,102,856

Uses:
Redemption of shares held by The DIRECTV Group and the cashing-out of stock-based awards(a)(c)	$(2,299,873)
Cost to acquire our publicly traded shares in the Merger	(692,223)
Repayment of old Term B-1 Facility	(349,125)
Repayment of existing 6 1/8% Senior Notes due in 2005(d)	(275,000)
Repayment of existing 8 1/2% Senior Notes due in 2012(d)	(800,000)
Estimated fees, expenses and other transaction costs	(150,200)
Other recapitalization expenses, including tender costs and premiums	(133,700)
Accrued interest—old debt	(15,074)

Total uses	(4,715,195)

Net effect on cash	$(612,339)

  (a)
  Assumes that all of the anticipated contractual arrangements with affiliates of The DIRECTV Group are entered into at or prior to the consummation of the Transactions and, as a result, the Term Loan A Facility is borrowed in full.

  (b)
  We expect cash flows from operations from April 1, 2004 through the Acquisition date to reduce the borrowings shown above under our new revolving credit facility.

  (c)
  The aggregate intrinsic value of stock options held by executive officers that will not be cashed out in the Merger is approximately $0.6 million. In addition, certain restricted stock units held by executive officers will not be cashed out in the Acquisition. These restricted stock units have an aggregate value before deduction of taxes of $1.5 million and the respective executives will receive common stock instead of cash.

  (d)
  Consists of $800.0 million aggregate principal amount of our 8 1/2% Senior Notes due 2012 (assuming 100% of holders tender their notes) and $275.0 million aggregate principal amount of our 6 1/8% Senior Notes due 2005 (assuming 100% of holders tender their notes).

(2)
Reflects adjustments for the following:

Total estimated fees, expenses and other transaction costs	$150,200
Transaction costs to be expensed	(6,000)
Capitalized transaction costs—new equity	(8,363)

Capitalization of deferred issuance costs associated with new debt	135,837
Write-off of unamortized debt issuance costs associated with debt repayments	(21,871)
Indemnification of certain tax matters by The DIRECTV Group pursuant to the new tax separation agreement entered into in connection with the Transactions	21,340

Total	$135,306

(3)
Reflects adjustments for the following:

New Borrowings:
New Term Loan A Facility (a)	$800,000
New Term Loan B Facility	1,860,000
New senior unsecured indebtedness	1,010,000
Borrowings under new revolving credit facility (b)	133,102

Total	3,803,102
Repayments:
Existing Term B-1 Facility	(349,125)
Existing 6 1/8% Senior Notes due 2005(c)	(275,000)
Existing 8 1/2% Senior Notes due 2012(c)	(800,000)

Total	(1,424,125)

Net change	$2,378,977

Total change from the unaudited historical balance sheet:
Current debt portion	$(204,550)
Long-term debt portion	2,583,527

Total	$2,378,977

  (a)
  See footnote 1(a) above

  (b)
  See footnote 1(b) above

  (c)
  See footnote 1(d) above

(4)
Reflects adjustment for the payment of accrued interest associated with the debt that will be repaid.

(5)
Reflects adjustments for the following estimated tax benefits:

Adjustment in the basis of deferred income taxes to reflect the stand-alone basis of PanAmSat after completion of the Transactions	$(325,949)
Tax benefit associated with the write-off of certain deferred debt issuance costs	(8,011)
Tax benefit associated with the elimination of stock-based awards which will be cashed-out and cancelled as part of the Merger and subsequent Acquisition	(3,319)
Tax liability associated with the expected payment under a guarantee by The DIRECTV Group or News Corporation	989
Tax benefit associated with transaction related costs to be expensed	(2,198)
Tax benefits associated with other recapitalization expenses including tender costs and premiums	(48,974)

Total	$(387,462)

(6)
Reflects adjustments for the indemnification of certain tax matters by The DIRECTV Group pursuant to the new tax separation agreement entered into in connection with the Transactions.

(7)
Reflects adjustments for the following:

Redemption of shares of common stock held by The DIRECTV Group and the cashing-out of stock-based awards	$(2,299,873)
Cost to acquire our publicly traded shares of common stock in the Merger	(692,223)
Adjustment in the basis of deferred income taxes to reflect the stand-alone basis of PanAmSat after completion of the Transactions	325,949
Capitalized transaction costs—new equity	(8,363)
Indemnification of certain tax matters by The DIRECTV Group pursuant to the new tax separation agreement entered into in connection with the Transactions	76,777
Write-off of certain deferred debt issuance costs	(21,871)
Transaction related costs to be expensed	(6,000)
Other recapitalization expenses including tender costs and call premiums	(133,700)
Expected payment under a guarantee by The DIRECTV Group or News Corporation	2,700
Tax impact of adjustments to retained earnings	61,513

Total change in stockholders' equity	$(2,695,091)

PANAMSAT CORPORATION

Unaudited Pro Forma Condensed Consolidated Statement of Income

(In thousands)

	Year Ended December 31, 2003
	Historical	Pro Forma Adjustments		Pro Forma
Revenues:
Operating leases, satellite services and other	$814,006	$8,100	(1)	$822,106
Outright sales and sales-type leases	17,005	—		17,005

Total revenues	831,011	8,100		839,111

Costs and Expenses:
Depreciation and amortization	312,833	—		312,833
Direct operating costs (excluding depreciation and amortization)	149,696	—		149,696
Selling, general and administrative	86,081	2,000	(2)	88,081
Facilities restructuring and severance costs	4,227	—		4,227

Total costs and expenses	552,837	2,000		554,837

Income from operations	278,174	6,100		284,274
Interest expense, net	143,632	82,770	(3)	226,402

Income before income taxes	134,542	(76,670)		57,872
Income tax expense (benefit)	35,010	(40,317	)(4)	(5,307)

Net income (loss)	$99,532	$(36,353)		$63,179

See the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income

PANAMSAT CORPORATION

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income

(In thousands)

(1)
Adjustment represents revenues from a contractual arrangement with an affiliate of News Corporation that were not recognized because collectibility was not reasonably assured. We expect The DIRECTV Group or News Corporation to guarantee the obligations under this contract in connection with the Transactions.

(2)
Adjustment reflects the estimated management fee paid to the Sponsors for management advisory services.

(3)
The pro forma adjustment to interest expense, net reflects the additional interest expense resulting from our new debt incurred in connection with the Transactions and lower interest income due to lower cash balances. The additional interest expense reflects interest expense and amortization of deferred financing fees related to: (i) the $800 million Term Loan A Facility, (ii) the $1,860 million Term Loan B Facility, (iii) approximately $133.1 million of borrowings under our revolving credit facility, (iv) the commitment fee on the undrawn portion of our $250 million revolving credit facility and (v) the $1,010 million of senior unseucred indebtedness. The components to this adjustment to interest expense, net are as follows:

Interest cost—new debt issuances	$191,893
Amortization of deferred financing fees—new debt issuances	19,985
Historical interest cost—debt to be repaid	(125,978)
Amortization of deferred financing fees—debt to be repaid	(16,423)
Reduction of interest income	13,293

Total	$82,770

  A 0.125% change in the interest rates on our new debt issuances would change annual pro forma interest expense by approximately $4.9 million. The estimated weighted average interest rate of our new borrowing is approximately 4.9%.

(4)
Adjustment reflects the following:

Indemnification of certain tax matters by The DIRECTV Group pursuant to the new tax separation agreement entered into in connection with the Transactions	$(12,233)
Tax effect of adjustments to income before income taxes at our statutory rate of 36.63%	(28,084)

Total	$(40,317)

PANAMSAT CORPORATION

Unaudited Pro Forma Condensed Consolidated Statements of Income

(In thousands)

	Three Months Ended March 31, 2004
	Historical	Pro Forma Adjustments		Pro Forma
Revenues:
Operating leases, satellite services and other	$201,165	$2,700	(1)	$203,865
Outright sales and sales-type leases	4,265	—		4,265

Total revenues	205,430	2,700		208,130

Costs and Expenses:
Depreciation and amortization	75,335	—		75,335
Direct operating costs (excluding depreciation and amortization)	39,668	—		39,668
Selling, general and administrative	17,549	500	(2)	18,049
PAS-6 impairment loss	99,946	—		99,946
Facilities restructuring and severance costs	1,855	—		1,855

Total costs and expenses	234,353	500		234,853

Income (loss) from operations	(28,923)	2,200		(26,723)
Interest expense, net	31,086	28,709	(3)	59,795

Income before income tax benefit	(60,009)	(26,509)		(86,518)
Income tax benefit	(28,080)	(11,694	)(4)	(39,774)

Net loss	$(31,929)	$(14,816)		$(46,745)

See the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income

PANAMSAT CORPORATION

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income

(In thousands)

(1)
Adjustment represents revenues from a contractual arrangement with an affiliate of News Corporation that were not recognized because collectibility was not reasonably assured. We expect The DIRECTV Group or News Corporation to guarantee the obligations under this contract in connection with the Transactions.

(2)
Adjustment reflects estimated management fee paid to the Sponsors for management advisory services.

(3)
The pro forma adjustment to interest expense, net reflects the additional interest expense resulting from our new debt incurred in connection with the Transactions and lower interest income due to lower cash balances. The additional interest expense reflects interest expense and amortization of deferred financing fees related to: (i) the $800 million Term Loan A Facility, (ii) the $1,860 million Term Loan B Facility, (iii) approximately $133.1 million of borrowings under our revolving credit facility, (iv) the commitment fee on the undrawn portion of our $250 million revolving credit facility and (v) the $1,010 million of senior unsecured indebtedness. The components to this adjustment to interest expense, net are as follows:

Interest cost—new debt issuances	$47,973
Amortization of deferred financing fees—new debt issuances	4,996
Historical interest cost—debt to be repaid	(25,126)
Amortization of deferred financing fees—debt to be repaid	(1,021)
Reduction of interest income	1,887

Total	$28,709

  A 0.125% change in the interest rates on our new debt issuances would change annual pro forma interest expense by approximately $4.9 million. The estimated weighted average interest rate of our new borrowing is approximately 4.9%.

(4)
Adjustment reflects the following:

Indemnification of certain tax matters by The DIRECTV Group pursuant to the new tax separation agreement entered into in connection with the Transactions	$(1,983)
Tax impact of adjustments to income before income taxes at our statutory rate of 36.63%	(9,711)

Total	$(11,694)

PANAMSAT CORPORATION

Unaudited Pro Forma Condensed Consolidated Statement of Income

(In thousands)

	Three Months Ended March 31, 2003
	Historical	Pro Forma Adjustments		Pro Forma
Revenues:
Operating leases, satellite services and other	$195,420	$—		$195,420
Outright sales and sales-type leases	4,336	—		4,336

Total revenues	199,756	—		199,756

Costs and Expenses:
Depreciation and amortization	72,267	—		72,267
Direct operating costs (excluding depreciation and amortization)	33,188	—		33,188
Selling, general and administrative	18,026	500	(1)	18,526

Total costs and expenses	123,481	500		123,981

Income from operations	76,275	(500)		75,775
Interest expense, net	34,275	20,872	(2)	55,147

Income before income taxes	42,000	(21,372)		20,628
Income tax expense (benefit)	11,142	(13,275	)(3)	(2,133)

Net income (loss)	$30,858	$(8,097)		$22,761

See the accompanying Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income

PANAMSAT CORPORATION

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income

(In thousands)

(1)
Adjustment reflects the estimated management fee paid to the Sponsors for management advisory services.

(2)
The pro forma adjustment to interest expense, net reflects the additional interest expense resulting from our new debt incurred in connection with the Transactions and lower interest income due to lower cash balances. The additional interest expense reflects interest expense and amortization of deferred financing fees related to: (i) the $800 million Term Loan A Facility, (ii) the $1,860 million Term Loan B Facility, (iii) approximately $133.1 million of borrowings under our revolving credit facility, (iv) the commitment fee on the undrawn portion of our $250 million revolving credit facility, and (v) the $1,010 million of senior unsecured indebtedness. The components to this adjustment to interest expense, net are as follows:

Interest cost—new debt issuances	$47,973
Amortization of deferred financing fees—new debt issuances	4,996
Historical interest cost—debt to be repaid	(33,840)
Amortization of deferred financing fees—debt to be repaid	(1,502)
Reduction of interest income	3,245

Total	$20,872

  A 0.125% change in the interest rates on our new debt issuances would change annual pro forma interest expense by approximately $4.9 million. The estimated weighted average interest rate of our new borrowing is approximately 4.9%.

(3)
Adjustment reflects the following:

Indemnification of certain tax matters by The DIRECTV Group pursuant to the new tax separation agreement entered into in connection with the Transactions	$(5,446)
Tax impact of adjustments to income before income taxes at our statutory rate of 36.63%	(7,829)

Total	$(13,275)

PANAMSAT CORPORATION

Unaudited Pro Forma Condensed Consolidated Statements of Income

(In thousands)

	Pro Forma Year Ended December 31, 2003	Pro Forma Three Months Ended March 31, 2003	Pro Forma Three Months Ended March 31, 2004	Pro Forma LTM Period
Revenues:
Operating leases, satellite services and other	$822,106	$195,420	$203,865	$830,551
Outright sales and sales-type leases	17,005	4,336	4,265	16,934

Total revenues	839,111	199,756	208,130	847,485

Costs and Expenses:
Depreciation and amortization	312,833	72,267	75,335	315,901
Direct operating costs (excluding depreciation and amortization)	149,696	33,188	39,668	156,176
Selling, general and administrative	88,081	18,526	18,049	87,604
PAS-6 impairment loss	—	—	99,946	99,946
Facilities restructuring and severance costs	4,227	—	1,855	6,082

Total costs and expenses	554,837	123,981	234,853	665,709

Income (loss) from Operations	284,274	75,775	(26,723)	181,776
Interest expense, net	226,402	55,147	59,795	231,051

Income (loss) before income taxes	57,872	20,628	(86,518)	(49,275)
Income tax expense benefit	(5,307)	(2,133)	(39,774)	(42,948)

Net income (loss)	$63,179	$22,761	$(46,745)	$(6,327)

PRO FORMA CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS

        The following schedule summarizes our contractual obligations and commercial commitments as of March 31, 2004 on a pro forma basis:

	Payments Due by Period
Contractual Obligations	Total	One Year or Less	1–3 Years	4–5 Years	After 5 Years
	(in thousands)
Total Debt:
Senior unsecured indebtedness due 2014	$1,010,000	$—	$—	$—	$1,010,000
Senior secured credit facilities	2,793,102	73,950	357,200	590,302	1,771,650
Existing notes(1)	275,000	—	—	150,000	125,000
Satellite Incentive Obligations(2)	138,205	13,476	26,057	26,724	71,948
Operating Leases(2)	27,441	4,988	8,590	6,478	7,385
Satellite Construction and Launch Contracts(2)	58,740	47,803	3,003	990	6,944
Customer Contracts(2)	57,043	23,986	13,507	7,907	11,643
Vendor Contracts(2)	61,926	12,672	20,382	11,541	17,331

Total Contractual Obligations	$4,421,457	$176,875	$428,739	$793,942	$3,021,901

(1)
Consists of $275.0 million of notes to be outstanding after the offering.

(2)
These contractual obligations are also historical amounts as of March 31, 2004.

        The total debt and satellite incentive obligations shown above exclude interest payments due. In addition, cash to be paid for income taxes is excluded from the table above.

        Satellite launch and in-orbit insurance contracts related to future satellites to be launched are cancelable up to 30 days prior to the satellite's launch. As of March 31, 2004, we do not have any non-cancelable commitments related to existing launch insurance or in-orbit insurance contracts for satellites to be launched.

Special Note Regarding Forward-Looking Statements

        This exhibit contains forward-looking statements within the meaning of the safe harbor provisions of the Securities Litigation Reform Act of 1995. Terms such as "expect," "believe," "continue," and "grow," as well as similar comments, are forward-looking in nature. Although we believe our growth plans are based upon reasonable assumptions, we can give no assurances that such expectations can be attained. Factors that could cause actual results to differ materially from our expectations include: risks associated with operating our in-orbit satellites; satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced performance; our ability to obtain new or renewal satellite insurance policies on commercially reasonable terms or at all; possible future losses on satellites that are not adequately covered by insurance; domestic and international government regulation; changes in its contracted backlog or expected contracted backlog for future services; pricing pressure and overcapacity in the markets in which our competes; inadequate access to capital markets; competition; its international operations and other uncertainties associated with doing business internationally; and litigation. We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in forward looking statements contained in this exhibit may not in fact occur. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise, except as otherwise required by law.

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PANAMSAT CORPORATION Unaudited Pro Forma Condensed Consolidated Balance Sheet (In thousands)
PANAMSAT CORPORATION Unaudited Pro Forma Condensed Consolidated Statement of Income (In thousands)
PANAMSAT CORPORATION Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income (In thousands)
PANAMSAT CORPORATION Unaudited Pro Forma Condensed Consolidated Statements of Income (In thousands)
PANAMSAT CORPORATION Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income (In thousands)
PANAMSAT CORPORATION Unaudited Pro Forma Condensed Consolidated Statement of Income (In thousands)
PANAMSAT CORPORATION Notes to Unaudited Pro Forma Condensed Consolidated Statement of Income (In thousands)
PANAMSAT CORPORATION Unaudited Pro Forma Condensed Consolidated Statements of Income (In thousands)
PRO FORMA CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS